Filed pursuant to Rule 424(b)(3)
File Number 333-124582

Supplement No. 10 to market-making prospectus dated May 12, 2005

The date of this supplement is February 10, 2006

On February 10, 2006, Cooper-Standard Holdings Inc. filed the attached Current Report on Form 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 6, 2006

COOPER-STANDARD HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	333-123708	20-1945088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive
Novi, Michigan 48375
(Address of principal executive offices)

Registrant’s telephone number, including area code: (248) 596-5900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:         Entry into a Material Definitive Agreement.

                As previously reported on a Form 8-K filed on December 8, 2005, Cooper-Standard Automotive Inc. (the “Company”), a wholly owned subsidiary of Cooper-Standard Holdings Inc. (“Holdings”), and ITT Industries, Inc. (“ITT”) entered into a Stock and Asset Purchase Agreement (the “Agreement”) on December 4, 2005, pursuant to which the Company and certain of its affiliates agreed to acquire the automotive fluid handling systems business of ITT, including the outstanding capital stock of certain of ITT’s direct and indirect subsidiaries and certain assets and liabilities of ITT and its affiliates, for $205 million in cash (the “Transaction”). On February 6, 2006, the Company and ITT entered into the First Amendment to the Stock and Asset Purchase Agreement (the Amendment“). The Amendment provided for, among other things, an increase in the net working capital target that is the basis for the net working capital adjustment described in the Agreement.

                The Transaction was consummated on February 6, 2006 shortly following the execution of the Amendment.

                In order to finance the Transaction and to pay related fees and expenses, on February 6, 2006, the Company also entered into an amendment to the Credit Agreement (the “Amendment to the Credit Agreement”), dated as of December 23, 2004, among Holdings, a Delaware corporation, the Company, Cooper-Standard Automotive Canada Limited, a corporation organized under the laws of Ontario, the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent, Lehman Commercial Paper Inc., as syndication agent, and Goldman Sachs Credit Partners, L.P., UBS Securities LLC and The Bank of Nova Scotia, as co-documentation agents. The Amendment to the Credit Agreement provided for a $190,000,000.00 incremental term loan and a €20,725,000.00 incremental term loan.

                The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the Amendment itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference in its entirety.

                The foregoing description of the Amendment to the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the Amendment to the Credit Agreement itself, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference in its entirety.

                On February 7, 2006, the Company issued a press release announcing that it had completed the Transaction. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 2.01:         Completion of Acquisition or Disposition of Assets.

See Item 1.01.

Item 2.03:         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01.

Item 9.01:	Financial Statements and Exhibits

(c)	Exhibits.

	10.1	First Amendment to the Stock and Asset Purchase Agreement dated February 6, 2006 between Cooper-Standard Automotive Inc. and ITT Industries, Inc.

	10.2	Amendment to the Credit Agreement

	99.1	Press release announcing the consummation of the Transaction, dated February 7, 2006.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper-Standard Holdings Inc.
Date: February 10, 2006

	By:	/s/ Timothy W. Hefferon

		Name:	Timothy W. Hefferon
		Title:	Vice President, General Counsel and Secretary